EXHIBIT 2

JOINT BIDDING AGREEMENT

This JOINT BIDDING AGREEMENT (this “Agreement”), dated as of November 30, 2022, is made and entered by and among (i) General Atlantic L.P. (“General Atlantic”), as advisor to its affiliated investment funds, (ii) Dragoneer Investment Group, LLC (“Dragoneer” and, together with General Atlantic, the “Sponsors”), as advisor to its affiliated investment funds, and (iii) Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto (collectively, the “Founders”). Each of the foregoing parties, together with any affiliated funds, as applicable, is hereinafter referred to individually as a “Party” and, collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties are considering a potential investment transaction (the “Transaction”) with respect to Arco Platform Limited, a Cayman Islands exempted company with limited liability and listed on the Nasdaq Global Select Market (the “Nasdaq”) (the “Target”), pursuant to which the Sponsors or an Affiliate thereof will acquire all of the Target’s outstanding Class A common shares not already beneficially owned by the Parties or any of their Affiliates and the Target would be delisted from the Nasdaq and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Affiliates” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act; including, for the avoidance of doubt, any affiliated investment funds of such Party or any investment vehicles of such Party or such funds; provided, however, that with respect only to Dragoneer and General Atlantic no portfolio company of any such Party (including any portfolio company of any affiliated investment fund or investment vehicle of such Party) shall be deemed to be an Affiliate of such Party; provided further, that with respect to the Founders, none of the Target or any of its subsidiaries will be deemed to be an Affiliate of any such Party.

WHEREAS, the Parties are engaged in discussions and negotiations regarding a potential joint bid by the Sponsors to acquire the Class A common shares of the Target on the terms as outlined in the bid letter attached as Annex I (the “Bid”); and

WHEREAS, the Parties wish to work together in connection with the Bid and complete the Transaction on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

1.	Preparation and Submission of Bid. The Parties shall each use their good faith efforts to cooperate and work together on the Bid and the Transaction; provided that (i) the terms of the Bid (except the price) shall be consistent in all respects with the terms as outlined in Annex I unless each of the Parties consents otherwise, (ii) the Sponsors shall be responsible for negotiating the price to be paid per Class A common share of the Target, and (iii) Ari de Sá Cavalcante Neto is, by execution of this Agreement, irrevocably appointed by each of the Founders as the Founders’ representative and authorized to represent the Founders under and in connection with this Agreement and in relation to the Transaction. Each Party shall provide all resources reasonably necessary to prepare and submit the Bid and definitive agreements with the Target in connection with the

Transaction. The Parties also acknowledge and agree that the Transaction may be considered a “going-private” transaction under Rule 13e-3 under the Exchange Act (“Rule 13e-3”) and agree to provide all information reasonably necessary to satisfy the applicable disclosure requirements under Rule 13e-3. Notwithstanding the foregoing, no Party is required to make available to the other Parties any of their internal board meeting or investment committee materials or analyses or any information which it considers being commercially sensitive information or which is otherwise held subject to an obligation of confidentiality. The Parties agree and confirm that the Parties who are directors or employees of the Target or its subsidiaries shall not be obligated to provide any information in breach of any of their respective obligations or fiduciary duties to the Target.

2.	Equity Investment. The Parties agree that, prior to execution of a definitive investment agreement with the Target regarding the Transaction (the “Definitive Investment Agreement”), the Parties shall mutually agree on the transaction structure for the Transaction that is consistent with Annex I, and the Parties shall negotiate in good faith mutually agreed upon terms and conditions of a limited liability company agreement, stockholders agreement or equivalent governing document governing their joint ownership and the capitalization of the Target, in each case that is consistent with Annex I (the “Equityholders Agreement” and, together with the Definitive Investment Agreement, collectively, the “Definitive Transaction Documents”)). In light of the Transaction, the Parties agree to negotiate in good faith to amend the terms of the 8.00% Convertible Senior Notes issued by the Target, provided that the coupon shall remain at 8.00% p.a.

3.	Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the Bid, the Transaction and all other efforts under this Agreement, and no Party shall be liable for costs and expenses incurred or other obligations undertaken by the other Parties in connection with the Bid, the Transaction or any such efforts under this Agreement. The Parties agree that in the event the Transaction is consummated, the Company or its successor will reimburse or bear, as applicable, such costs and expenses of the Parties. Notwithstanding anything to the contrary set forth in this Agreement, in the event that a Party breaches the terms of this Agreement (including any term to the extent such term survives the termination of this Agreement) and such breach is not cured by the applicable Party within ten days written notice of such breach from the other Parties, then the breaching Party shall reimburse in full within 15 days of receipt of written notice of such breach all of the reasonable, documented out-of-pocket costs and expenses (including fees, costs and expenses of counsel and other advisors) incurred in connection with this Agreement, the Bid or the Transaction through the applicable date of termination.

4.	Confidentiality; Public Statements.

(a)	Each Party shall execute a customary confidentiality agreement as reasonably required by the Target in connection with gaining access to information with respect to the Target in connection with the Transaction.

(b)	Each Party acknowledges that it has had or may have access to certain Confidential Information (as defined below). Each Party agrees that it shall, and
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shall cause its directors, officers, employees, Affiliates, agents and representatives to, maintain the confidentiality of the Confidential Information and refrain from disclosing any Confidential Information to any third person or entity, except (i) as required by law, regulation or legal or regulatory process, (ii) to its directors, officers, employees, Affiliates, representatives and third-party advisors who need to know such Confidential Information in connection with advising such Party with respect to the Bid or the Transaction, (iii) as authorized by writing by a Party that has authority to provide such authorization or (iv) in any proceeding arising from a dispute between the Parties alleging a breach of the terms of this Agreement. In the event that a Party receives a request to disclose all or any part of the Confidential Information from a court or governmental or regulatory authority or agency or is obligated to disclose any portion of the Confidential Information as described in clause (i) of the preceding sentence, it shall, to the extent permitted by law, (x) notify as promptly as possible each affected Party of the existence, terms and circumstances surrounding such obligation; (y) consult with such affected Party on the advisability of taking legally available steps to resist or defend against such obligation or to protect the confidentiality of such Confidential Information following such disclosure; and (z) if disclosure of such Confidential Information shall be required, furnish only that portion of the Confidential Information that such Party is requested or legally compelled to disclose. “Confidential Information” shall mean (A) the fact that this Agreement has been entered into and the terms and conditions set forth herein, (B) the fact that the Parties are considering the Transaction, the Bid and that discussions have been, are being or may be conducted with Target and its representatives with respect to the Transaction and the terms and conditions of the Transaction and (C) any information exchanged by or on behalf of (or derived from) the Parties and/or their Affiliates in connection with the Transaction; provided, that “Confidential Information” shall not include information that is or becomes available to the public generally, other than as a result of disclosure by a Party or its directors, officers, employees, Affiliates, agents or representatives in breach of the terms of this Agreement.

(c)	No Party shall issue any press release or otherwise make any public statement with respect to an actual or potential Bid or Transaction involving any other Party or the Target without the prior consent of each of the other Parties unless such press release or public statement is required by law, regulation or legal or regulatory process (or stock exchange rule). In the event that a Party becomes obligated to issue a press release or otherwise make a public statement as described in the preceding sentence, it shall, to the extent permitted by law, (x) notify as promptly as possible each of the other Parties of the existence, terms and circumstances surrounding such obligation; (y) consult with the other Parties on the content of such press release or other public statement; and (z) include the name of any other Party in such press release or other public statement only if legally compelled to do so. Notwithstanding the foregoing, each Party may make any beneficial ownership filings or other filings with the U.S. Securities and Exchange Commission, or amendments thereto, in respect of the Target that such Party reasonably believes is required under applicable law without the prior written consent of the other Parties, provided that each such Party shall coordinate with the other Parties in good faith
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regarding the content and timing of such filings or amendments in connection with the Bid or the Transaction.

5.	Exclusivity.

(a)	During the term of this Agreement, each Party shall, and shall cause each of its Affiliates and its and their directors, officers and employees, to: (i) work exclusively with the other Parties with respect to the Bid and the Transaction; and (ii) not to negotiate or initiate or continue discussions with any third party (other than the Target and its Affiliates and its and their directors, officers, employees and representatives as it relates to the Bid and the Transaction as contemplated herein) or otherwise solicit, encourage, provide any information to, or enter into any agreement (written or oral) with, any third party (other than the Target and its Affiliates and its and their directors, officers, employees and representatives as it relates to the Bid and the Transaction as contemplated herein) relating to the acquisition of all or any part of the Target, its subsidiaries or their respective assets or any material transaction involving any of them, except as contemplated by this Agreement or approved by each of the Parties. The foregoing shall not restrict any Party from communicating with the current and potential limited partners and family members of the Parties as well as other financing sources of the Sponsors and their affiliated investment funds in connection with the financing of the Transaction.

(b)	Notwithstanding anything to the contrary in Section 5(a), to the extent the Target specifically requests that the Founders or a representative of General Atlantic on the Target’s board of directors (the “Target Board”) cooperate (solely in their capacity as the chairman of the Target Board or a member of the Target Board, and not in their capacity as shareholders or representative of a shareholder, as applicable), in respect of a bona fide written Alternative Transaction (as defined below) that was not made, sought, initiated, solicited, encouraged, induced, facilitated or joined by the Founders or General Atlantic, respectively, and the Founders (solely in their capacity as the chairman of the Target Board or a member of the Target Board, and not in their capacity as shareholders) or such representative of General Atlantic (solely in his or her capacity as a member of the Target Board, and not in his or her capacity as a representative of a shareholder) determines, based on the written advice of Cayman Islands counsel to the Parties, that the Founders or such representative of General Atlantic, respectively, is obligated in such capacity to cooperate with the Target in order to comply with his or her respective fiduciary duties under Cayman Islands law, the Founders or such representative of General Atlantic may provide such cooperation but only to the extent required to comply with such fiduciary duties in such capacity, and not in their capacity as shareholders or representative of a shareholder, as applicable. “Alternative Transaction” means any inquiry, proposal or offer from any person (other than the Parties) relating to (i) any direct or indirect acquisition or purchase of any capital stock or other equity interest representing a controlling interest in the Target, or a merger, consolidation or other business combination transaction involving a change of control of the Target or any of its material subsidiaries,
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material variable interest entities or subsidiaries thereto or (ii) a transfer, sale or lease of all or substantially all of the assets of the target or any of its material subsidiaries, material variable interest entities or subsidiaries thereto that are used or have been used in the conduct of their respective businesses.

6.	No Obligation to Enter into Transaction. Each of the Parties reserves the right, in its sole discretion, not to proceed with or pursue the Transaction, to terminate discussions and negotiations with respect thereto and to withdraw its participation in the Transaction at any time prior to execution of the Definitive Transaction Documents without any liability or obligation of any kind (except as set forth in Section 7 hereof). Without limiting the foregoing, nothing in this Agreement is intended to create any obligation on the part of a Party or any of its Affiliates to negotiate the Transaction for any specified period of time, submit the Bid, enter into any agreements with the Target or otherwise consummate any Transaction or enter into any Equityholders Agreement except on terms that are acceptable to such Party, in such Party’s sole discretion.

7.	Withdrawal. Any Party may cease its participation in the Transaction at any time prior to execution of the Definitive Transaction Documents upon 5 calendar days prior written notice to the other Parties and, upon such withdrawal, such Party shall no longer be a party to this Agreement (the “Withdrawing Party”); provided, that, notwithstanding such withdrawal, this Agreement shall remain in effect with respect to the non-withdrawing Parties so long as there remain at least two non-withdrawing Parties (each, a “Non-Withdrawing Party”); provided, further, that (a) Section 4 shall continue to bind the Withdrawing Party for a period of 6 months from the date of this Agreement, (b) Section 5 shall remain in force and effect with respect to such Withdrawing Party for the later of (x) the date that is 90 days after the date of this Agreement or any automatic renewal pursuant to Section 8 and (y) the end of any extension of the term of this Agreement consented to by such Withdrawing Party pursuant to Section 8(a), (c) the first and last sentences of Section 3, this Section 7, Section 9 and Sections 13 through 19 shall continue to bind the Withdrawing Party indefinitely and (d) nothing shall relieve a Party for such Party’s breach of this Agreement in which case such Party shall be liable for any and all damages incurred or suffered by the other Parties as a result of such breach. Each Party acknowledges and agrees that, upon execution of the Definitive Transaction Documents, withdrawal from the Transaction will no longer be permitted, except as contemplated by the Definitive Transaction Documents. Each Party acknowledges that any other Party may require internal approvals and client approvals (collectively, “Approvals”) in order to proceed with execution of the Definitive Transaction Documents. Each Party agrees to act promptly to secure such Approvals after final drafts of the Definitive Transaction Documents have been circulated to all the Parties. The Parties agree that any Party may withdraw from this Agreement pursuant to this Section 7 if it does not receive any such Approval on the final Definitive Transaction Documents.

8.	Termination.

(a)	The Parties may terminate this Agreement by a written agreement executed by all of the Parties. This Agreement shall terminate upon the later of (i) the date that is 90 days after the date of this Agreement (the “Initial Term”), provided that at least one
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Party has given 5 calendar days prior written notice of termination, and (ii) in the event that a Definitive Investment Agreement is entered into with the Target, the consummation of the Transaction. In the event that no Party has given notice of termination at least 5 calendar days prior to the expiration of the Initial Term, this Agreement shall automatically renew for a 90-day period at the expiration of the Initial Term. Any Party may terminate this Agreement upon three days’ prior written notice in the event that any other Party breaches this Agreement and such breach is not cured by the breaching Party within ten days written notice of such breach from the terminating Party to the breaching Party.

(b)	If this Agreement is terminated pursuant to Section 8(a), all of the rights and obligations of the Parties shall terminate upon the termination of this Agreement; provided, however, that, if such termination results from a breach of this Agreement by a Party, such Party shall be liable for any and all damages incurred or suffered by the other Parties as a result of such breach; provided, further that (i) the obligations under Section 4 shall survive such termination for a period of 6 months from the date of this Agreement, (ii) in the event that this Agreement is terminated pursuant to the last sentence of Section 8(a), Section 5 shall remain in force and effect with respect to the breaching Party for the later of (x) the date that is 90 days after the date of this Agreement and (y) the end of any extension of the term of this Agreement pursuant to Section 8(a), and (iii) Section 3, this Section 8(b), Section 9 and Sections 13 through 19 shall each survive the termination of this Agreement.

9.	Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given when delivered personally, facsimiled, emailed or sent by overnight courier to the parties at the addresses set forth on the signature pages hereto.

10.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter of this Agreement.

11.	Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by each of the Parties against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

12.	Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties; provided, that this Agreement may be assigned by a Party to one of its Affiliates, including, without limitation, funds managed by such Party, but such assignment shall not relieve such Party of its obligations hereunder.

13.	No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any person or entity
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other than the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

14.	Governing Law; Submission to Jurisdiction.

(a)	This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

(b)	Each of the Parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the state courts of the State of New York sitting in the Borough of Manhattan (“New York Courts”) in any action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the New York Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the New York Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in any such court and (iv) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed in accordance with Section 9 at the applicable address set forth on the signature pages hereto or in any other manner permitted by applicable law.

15.	WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS,
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THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 15. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

16.	Specific Performance. The Parties agree that irreparable damage may occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies may not be an adequate remedy for any such failure to perform or breach. The Parties shall be entitled to seek injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

17.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

18.	No Partnership. Nothing in this Agreement is intended to, and this Agreement shall not, create a partnership between the Parties. Accordingly (a) the rights, obligations and duties of each Party in relation to the other Parties with respect to the subject matter of this Agreement shall be only those contractual rights, obligations and duties that are created by the express terms of this Agreement and shall not include any fiduciary or other implied rights, obligations or duties of any kind, (b) no Party shall be authorized to act on behalf of the other Parties except as otherwise expressly provided by the terms of this Agreement and (c) no Party shall be obligated to any third party for the obligations or liabilities of the other Parties.

19.	Individual Capacity. Each of the Founders is entering into this Agreement solely in his individual capacity as a shareholder of the Company and not in any other capacity and any action taken by any Founder in connection with this Agreement is not being taken on behalf of the Company or any of its subsidiaries.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GENERAL ATLANTIC L.P.

By:	/s/ Michael Gosk
Name: Michael Gosk
Title: Managing Director

Address:   c/o General Atlantic Service Company, L.P.,

55 East 52nd Street, 33rd Floor New York, New York 10055

Attention: Michael Gosk

Email: mgosk@generalatlantic.com

DRAGONEER INVESTMENT GROUP, LLC

By:	/s/ Michael Dimitruk
Name: Michael Dimitruk
Title: Vice President

Address: One Letterman Drive, Building D, Suite M500, San Francisco, CA 94129

Attention: Michael Dimitruk

Email: michael@dragoneer.com

OTO BRASIL DE SÁ CAVALCANTE

/s/ Oto Brasil de Sá Cavalcante

Address: Av. Washington Soares, 3737 Edson Queiroz Fortaleza CE, 60810-350

Email: oto@arcoeducacao.com.br

ARI DE SÁ CAVALCANTE NETO

/s/ Ari de Sá Cavalcante Neto

Address:	Rua Augusta, 2840
9o andar
SP
Email:	ari@arcoeducacao.com.br

Annex I

(Bid Letter)

November 30, 2022

The Board of Directors (the “Board”)

Arco Platform Limited

Rua Augusta 2840

9th floor, suite 91

Consolação, São Paulo – SP

01412-100, Brazil

Dear Directors:

General Atlantic L.P. (“General Atlantic”) and Dragoneer Investment Group, LLC (“Dragoneer”) are pleased to submit this preliminary non-binding proposal to acquire all of the outstanding Class A common shares (the “Class A Common Shares”) of Arco Platform Limited (the “Company”) that are not held by such parties or Oto Brasil de Sá Cavalcante and Ari de Sá Cavalcante Neto (together, the “Founders”) or their respective affiliates (the “Proposed Transaction”). The Founders support the Proposed Transaction and will roll over 100% of their Class A Common Shares and Class B common shares in the Proposed Transaction. After the closing of the Proposed Transaction, the Founders will maintain the same economic and voting interest in the Company as they currently have. While not required to consummate the Proposed Transaction, General Atlantic and Dragoneer are open to discussing rollover opportunities for additional shareholders if that is of interest.

The purchase price proposed by General Atlantic and Dragoneer for each Class A Common Share is US$11.00 in cash, which offers significant value to the Company’s shareholders and represents approximately a 22% premium over today’s closing price of US$9.04 per Class A Common Share.

The principal terms and conditions of the Proposed Transaction will be set forth in definitive agreements to be negotiated with the Company, which we expect will contain representations, warranties, covenants and conditions that are customary and appropriate for transactions of this type (the “Definitive Agreements”). Consummation of the Proposed Transaction would be contingent on receipt of any required regulatory or shareholder approvals and other customary conditions to closing. The Proposed Transaction would not be subject to a financing condition.

General Atlantic and Dragoneer are prepared to fully backstop the funds needed to acquire the Class A Common Shares with equity and are responsible for negotiating the price to be paid per Class A Common Share. The cash necessary to complete the Proposed Transaction would come from General Atlantic and Dragoneer’s respective affiliated investment funds. General Atlantic has approximately $73 billion in assets under management inclusive of all products as of June 30, 2022. Dragoneer has more than $22 billion in assets under management as of June 30, 2022.

As existing and long-term investors and partners of the Company, we believe that we are particularly well-suited to lead a take private transaction and to partner with the Company to achieve its long-term strategic goals. In addition, given our familiarity with the Company’s business and operations, we are well-positioned to complete negotiations and execute definitive documentation in an expeditious manner.

In considering this proposal, you should be aware that the Founders, General Atlantic and Dragoneer have entered into an exclusivity agreement and are interested only in pursuing the Proposed Transaction and do not intend to sell their respective stakes in the Company to any third party. We recognize that the Board or a committee thereof will evaluate the Proposed Transaction independently before they can make their determination whether to endorse it, and the Founders and our respective affiliated directors will recuse themselves from any discussions and negotiations. As required by law, we each will promptly update our beneficial ownership filings with the U.S. Securities and Exchange Commission to disclose this proposal. That aside, we believe that it is in all of our interests to proceed with our discussions relating to the Proposed Transaction in a confidential manner, unless otherwise required by law, until we have executed the Definitive Agreements or terminated our discussions.

This proposal is not a binding offer, agreement or an agreement to make a binding offer. This proposal is our preliminary indication of interest and does not contain all matters upon which agreement must be reached in order to consummate the Proposed Transaction, nor does it create any binding rights or obligations in favor of any person. A binding commitment will result only from the execution of the Definitive Agreements, and then will be on the terms and conditions provided in the Definitive Agreements.

We are confident in our ability to consummate the Proposed Transaction as outlined in this proposal and would like to express our commitment to working together with the Board and any committee thereof to bring the Proposed Transaction to a successful and timely consummation. We and our advisors are available at your convenience to discuss any aspects of our proposal. We look forward to hearing from you.

Sincerely,

General Atlantic L.P.

By:	/s/ Michael Gosk
Name: Michael Gosk
Title: Managing Director

Dragoneer Investment Group, LLC

By:	/s/ Michael Dimitruk
Name: Michael Dimitruk
Title: Vice President

Oto Brasil de Sá Cavalcante

By:	/s/ Oto Brasil de Sá Cavalcante

Ari de Sá Cavalcante Neto

By:	/s/ Ari de Sá Cavalcante Neto